Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Monique Allaire, 617-453-1105

Monique.Allaire@infi.com

http://www.infi.com

INFINITY ADVANCES ITS ONCOLOGY PORTFOLIO AND ANNOUNCES THIRD

QUARTER FINANCIAL RESULTS

- Infinity initiates Phase 3 international registration trial with potential first-to-market Hsp90 inhibitor, triggering milestone payment -

- Infinity’s clinical portfolio now includes three innovative anti-cancer agents -

CAMBRIDGE, Mass. – October 29, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today provided an update on its pipeline of clinical-stage anti-cancer agents and announced financial results for the third quarter of 2008.

Recently, Infinity:

•

initiated the RING (Retaspimycin hydrochloride IN GIST) trial, an international Phase 3 registration study of its lead inhibitor of heat shock protein 90 (Hsp90), IPI-504 (retaspimycin hydrochloride), in patients with refractory gastrointestinal stromal tumors (GIST);

•	announced the expansion of both arms of the Phase 2 portion of its Phase 1/2 study of IPI-504 in patients with advanced non-small cell lung cancer (NSCLC);

•	initiated a Phase 1 study of its oral Hsp90 inhibitor, IPI-493;

•	initiated a Phase 1 study of its oral Hedgehog signaling pathway inhibitor, IPI-926;

•	earned a $15 million milestone payment from AstraZeneca based on the initiation of the RING trial (this revenue will be recorded and cash will be received in the fourth quarter of 2008);

•

ended the third quarter of 2008 with $80.8 million in cash, cash equivalents, and available-for-sale securities which, together with the $15 million milestone payment, provides funds to support the company’s current operating plan into 2010; and

•	promoted Adelene Q. Perkins to president and chief business officer.

“Infinity has had an extraordinarily productive few months featuring significant clinical advancements of our three proprietary anti-cancer agents,” said Steven H. Holtzman, chair and chief executive officer of Infinity. “With the initiation of the RING registration trial of IPI-504, and the commencement of clinical studies of our complementary oral Hsp90 inhibitor IPI-493, we believe we have solidified our leadership position in the Hsp90 space. The initiation of the Phase 1 study of our oral Hedgehog pathway inhibitor, IPI-926, establishes us as a competitive force in this emerging, highly exciting approach to cancer therapy. We remain in a strong financial position and are on track to achieve our clinical objectives, catalysts and financial goals for the year.”

Hsp90 Program Update

Infinity initiated the RING trial, a randomized, double-blind, placebo-controlled study evaluating approximately 200 patients with refractory GIST. Patients whose tumors have grown despite treatment with at least imatinib and sunitinib are eligible to enroll, and there is no limit to the number of prior therapies these patients may have received. The primary endpoint of the study is progression free survival; secondary endpoints include disease control rate, time to progression, and overall survival. Patients will be randomized 2:1 to IPI-504 or placebo, with a cross-over to treatment with IPI-504 if progression occurs. Response is being evaluated by Response Evaluation Criteria in Solid Tumors (RECIST). Imaging with CT scans will be obtained at early time points to enable close monitoring of tumor activity.

Infinity announced that it has expanded both arms of its Phase 2 study of IPI-504 in patients with advanced NSCLC. Twenty patients were initially enrolled in this portion of the study: 10 with known epidermal growth factor receptor (EGFR) mutations and 10 with wild-type EGFR and no evidence of mutation. The study is designed to enroll additional patients in each arm if clinical benefit is observed in that arm, defined as a partial response or as stable disease greater than 12 weeks by RECIST. At least one patient in each arm met the criteria to trigger the expansion phase of the study by achieving extended stable disease during treatment with IPI-504. The study is now expected to enroll an additional 19 patients in each arm, for a total of 58 patients. Infinity anticipates publishing data from the full trial at an appropriate medical conference in mid-2009.

Infinity also initiated a Phase 1 clinical trial evaluating its oral Hsp90 inhibitor, IPI-493, in patients with advanced solid tumors. The study is assessing safety and tolerability of IPI-493, with the objective of identifying a dose and schedule for subsequent studies. Anti-tumor activity will be evaluated by RECIST and disease-specific markers. Additionally, Infinity presented preclinical data demonstrating anti-tumor activity of IPI-493 in multiple xenograft models at the EORTC-NCI-AACR Symposium on “Molecular Targets and Cancer Therapeutics” (EORTC). Data presented showed evidence of significant dose-dependent inhibition of tumor growth in a xenograft model of human-derived NSCLC, with tumor regression seen at higher doses. IPI-493 demonstrated strong pharmaceutical properties in vitro and in vivo, including potent inhibition of Hsp90, selectivity for cancer cells over normal cells, as well as high oral bioavailability.

Infinity has an ongoing Phase 1b clinical trial evaluating IPI-504 in combination with docetaxel in patients with advanced solid tumors. Additional clinical trials of IPI-504 are expected to commence by early 2009.

IPI-504 and IPI-493 are being jointly developed with AstraZeneca.

Hedgehog Pathway Inhibitor Program Update

Infinity initiated a Phase 1 trial of its novel, oral Hedgehog signaling pathway inhibitor, IPI-926, in patients with advanced and/or metastatic solid tumors. The study is designed to evaluate the safety, tolerability and pharmacokinetics of IPI-926, and to determine a recommended dose and schedule for subsequent studies. Infinity will also evaluate potential anti-tumor activity of IPI-926 and examine pharmacodynamic markers of its biological activity.

IPI-926 has demonstrated significant anti-tumor activity and excellent pharmaceutical properties, including oral bioavailability, long plasma and tumor half-life, and dose-dependent inhibition of tumor growth, in a number of preclinical models. Infinity presented additional preclinical data at EORTC demonstrating rapid and sustained Hedgehog pathway inhibition in stromal cells, a downstream mediator of Hedgehog signaling, after a single administration of IPI-926 in a model of human pancreatic cancer. These findings suggest that IPI-926 inhibits tumor growth by down-regulating Hedgehog signaling to tumor associated stroma. The interaction between tumor cells and their supporting stromal cells is believed to be critical for cell growth in several cancers, including pancreatic, colon, breast and ovarian cancer, suggesting broad potential of IPI-926 in several tumor types.

Third Quarter Financial Results

At September 30, 2008, Infinity had total cash, cash equivalents, and available-for-sale securities of $80.8 million. Shortly after the close of the quarter, as a result of the initiation of the RING trial, Infinity earned a $15 million milestone payment from AstraZeneca. This amount is not reflected in the quarter-end numbers and will be recorded as revenue in the fourth quarter of 2008.

Total revenue for the third quarter of 2008 was $2.5 million as compared to $7.5 million for the third quarter of 2007. The decrease in revenue was due to the recognition of revenue in the third quarter of 2007 from the company’s Bcl-2 collaboration and its small molecule technology access alliance with Novartis. Infinity successfully completed all of its technology access alliance obligations to Novartis as of December 31, 2007. Infinity transitioned the Bcl-2 program to Novartis in February 2008; therefore, Infinity did not recognize any revenue from the up-front license fee or for reimbursable research and development services under this collaboration in the three months ended September 30, 2008, nor does the company expect to recognize such revenue in future periods.

Research and development (R&D) expense was $11.7 million for the third quarter of 2008 as compared to $8.2 million for the third quarter of 2007. R&D costs that are reimbursable by AstraZeneca under the cost-sharing provisions of the companies’ collaboration agreement are offset against Infinity’s R&D expense. Therefore, Infinity’s R&D expense of $11.7 million for the third quarter of 2008 reflects total R&D expenditures by Infinity of $15.9 million less $4.2 million in AstraZeneca reimbursable amounts. Infinity’s R&D expense of $8.2 million for the third quarter of 2007 reflects total R&D expenditures by Infinity of $11.7 million less $3.5 million in AstraZeneca reimbursable amounts. The increase in R&D expense is primarily due to higher clinical and pharmaceutical development expenses, partially offset by higher AstraZeneca reimbursable amounts.

General and administrative expense was $3.8 million for the third quarter of 2008 as compared to $2.9 million in the third quarter of 2007. The increase in expense primarily reflects growth in the scale of the organization resulting in an increase in salary and benefit expense, and an increase in external consulting expenses.

Infinity’s net loss for the third quarter of 2008 was $12.4 million as compared to a net loss of $2.0 million for the third quarter of 2007. Basic and diluted net loss per common share was $0.63 for the third quarter of 2008, compared to a basic and diluted net loss per common share of $0.10 for the third quarter of 2007.

To achieve its 2008 R&D and business objectives, Infinity projects it will end 2008 with approximately $80 million in cash, cash equivalents, and available-for-sale securities, which is the low end of previous company guidance of net cash burn of $35 million to $45 million for 2008. In the absence of any additional financings or business development activities, Infinity anticipates its current cash resources, together with the $15 million milestone payment from AstraZeneca, will be sufficient to fund its current operating plan into 2010.

Conference Call on Thursday, October 30, 2008, at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Thursday, October 30, 2008, at 8:30 a.m. EDT to provide an R&D update and discuss the quarter results. A live webcast of the conference call, including the presentation slides, can be accessed in the Investors/Media section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 1-877-681-3378 (domestic) or 1-719-325-4823 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the utility of Hsp90 and Hedgehog pathway inhibition to treat cancer; the ability of IPI-504 to be the first-to-market Hsp90 inhibitor; future clinical trial activity for IPI-504; the presentation of clinical data for IPI-504; the achievement of annual clinical objectives; estimates of 2008 financial performance; and the expectation that Infinity will have cash to support its current operating plan into 2010. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that any preclinical data will be replicated in clinical trials. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food & Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaboration with AstraZeneca; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended June 30, 2008, as filed with the Securities and Exchange Commission on August 6, 2008. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2008	December 31, 2007
Cash, cash equivalents and available-for-sale securities	$80,804,677	$114,189,468
Other current assets	6,547,449	7,650,464
Property and equipment, net	5,066,287	5,984,711
Other long-term assets	1,386,262	1,899,961

Total assets	$93,804,675	$129,724,604

Current liabilities	$19,808,265	$24,742,562
Deferred revenue, less current portion	39,166,667	51,041,667
Other long-term liabilities and debt	2,512,807	2,797,472
Total stockholders’ equity	32,316,936	51,142,903

Total liabilities and stockholders’ equity	$93,804,675	$129,724,604

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Collaborative research and development revenue	$2,500,000	$7,507,109	$16,391,458	$19,277,029
Operating expenses:
Research and development	11,732,206	8,165,903	31,029,091	23,829,282
General and administrative	3,780,740	2,899,154	11,234,423	9,429,575

Total operating expenses	15,512,946	11,065,057	42,263,514	33,258,857

Loss from operations	(13,012,946)	(3,557,948)	(25,872,056)	(13,981,828)
Other (expense)/income:
Interest expense	(2,113)	(30,145)	(19,800)	(161,833)
Interest and investment income	623,543	1,589,683	2,774,366	5,095,720

Net other income	621,430	1,559,538	2,754,566	4,933,887

Net loss	$(12,391,516)	$(1,998,410)	$(23,117,490)	$(9,047,941)

Basic and diluted net loss per common share	$(0.63)	$(0.10)	$(1.17)	$(0.46)

Basic and diluted weighted average number of common shares outstanding	19,759,766	19,576,199	19,722,255	19,479,372

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